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                                                                       EXHIBIT 5

        [Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Letterhead]


                                                   September 20, 1999

V.I. Technologies, Inc.
155 Duryea Road
Melville, New York 11747


Ladies and Gentlemen:

     In connection with the registration on Form S-4 (the "Registration Statement") being filed by V.I. Technologies, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), shares of the Common Stock of the Company, par value $.01 per share (the "Shares"), to be issued in connection with the merger (the "Merger") of Pentose Pharmaceuticals, Inc., a Delaware corporation ("Pentose"), with and into the Company, pursuant to the terms of the Agreement and Plan of Merger and Reorganization (the "Merger Agreement") dated July 28, 1999 among Pentose, the Company and certain stockholders of Pentose, you have requested our opinion with respect to the matters set forth below.

     We have examined originals or copies, certified or otherwise authenticated to our satisfaction, of all such documents and records and conducted such other investigations of fact and law as we have deemed necessary as a basis for this opinion. As to certain questions of fact, we have relied upon statements of officers of the Company and others.

     In rendering this opinion we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement, as then amended, will have become effective under the Securities Act, (ii) the shareholders of the Company will have approved the Merger Agreement and the issuance of the Shares, (iii) the shareholders of Pentose will have approved and adopted the Merger Agreement, and
(iv) the transactions contemplated by the Merger Agreement will have been consummated.

     On the basis of the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms and conditions of the Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

     This opinion relates solely to the corporate law of the State of Delaware.

     We consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In addition, we consent to the reference to our firm under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act.


                        Very truly yours,


                        /s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
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                            Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.